Exhibit 99.2

Nanes Delorme Partners I LP

April 11, 2008

BY FACSIMILE AND FEDERAL EXPRESS

VAALCO Energy, Inc.
4600 Post Oak Place, Suite 309
Houston, Texas 77027
Attn: Corporate Secretary

Re:	Notice of Intention to Nominate Individuals for Election as Directors at
the 2008 Annual Meeting of Stockholders of VAALCO Energy, Inc.

Dear Sir:

This letter shall serve as notice to VAALCO Energy, Inc., a Delaware corporation (“VAALCO” or the “Company”) as to the nomination by Nanes Delorme Partners I LP, a Delaware limited partnership (“Nanes Delorme Partners”), of three (3) nominees for election to the Board of Directors of VAALCO (the “VAALCO Board”) at the 2008 annual meeting of stockholders of VAALCO, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”).

This letter and the Exhibits attached hereto are collectively referred to as the “Notice.”  As of April 11, 2008, Nanes Delorme Partners was the beneficial owner of 4,700,000 shares of common stock, par value $0.10 per share (the “Common Stock”), of VAALCO, 1,000 shares of which are held of record.  Nanes Delorme Partners hereby nominates and notifies the Company of its intent to nominate Julien Balkany, Leonard Toboroff and Clarence Cottman III, as nominees (the “Nominees”) to be elected to the VAALCO Board at the Annual Meeting.  Nanes Delorme Partners believes that the terms of the three (3) Class I directors currently serving on the VAALCO Board expire at the Annual Meeting.  To the extent there are in excess of three (3) vacancies on the VAALCO Board to be filled by election at the Annual Meeting or VAALCO increases the size of the VAALCO Board above its existing size, Nanes Delorme Partners reserves the right to nominate additional nominees to be elected to the VAALCO Board at the Annual Meeting.  Additional nominations made pursuant to the preceding sentence are without prejudice to the position of Nanes Delorme Partners that any attempt to increase the size of the current VAALCO Board or to reconstitute or reconfigure the classes on which the current directors serve constitutes an unlawful manipulation of VAALCO’s corporate machinery.  If this Notice shall be deemed for any reason by a court of competent jurisdiction to be ineffective with respect to the nomination of any of the Nominees at the Annual Meeting, or if any individual Nominee shall be unable to serve for any reason, this Notice shall continue to be effective with respect to the remaining Nominee(s) and as to any replacement Nominee(s) selected by Nanes Delorme Partners.  Nanes Delorme Partners reserves the right to withdraw its nomination of one or more of the Nominees.  In the event Nanes Delorme Partners withdraws its nomination of one or more of the Nominees, this Notice shall continue to be effective with respect to the remaining Nominee(s).

Information concerning Nanes Delorme Partners and the Nominees is set forth below:

(i)	Name and address, as believed to appear on VAALCO’s books, of the stockholder giving the Notice is as follows:

Name	Address

Nanes Delorme Partners I LP	230 Park Avenue, 7th Floor New York, NY 10169

(ii)	Class and number of shares of Common Stock of VAALCO which are owned beneficially and of record by the stockholder giving the Notice:

Name	Beneficial Ownership

Nanes Delorme Partners I LP	4,700,000 shares of Common Stock, including 1,000 shares held of record.

(iii)	Representation by the stockholder giving the Notice.

Nanes Delorme Partners hereby represents that it (i) is a holder of record of 1,000 shares of Common Stock of the Company, (ii) is entitled to vote at the Annual Meeting and (iii) intends to appear in person or by proxy to nominate the Nominees at the Annual Meeting.

(iv)	Arrangements and understandings between the stockholder and each Nominee and any other person or persons pursuant to which the nominations are to be made by the stockholder:

Nanes Delorme Partners has executed or intends to execute letter agreements pursuant to which it agrees to indemnify Messrs. Toboroff and Cottman against claims arising from the solicitation of proxies from VAALCO stockholders in connection with the Annual Meeting and any related transactions.

Nanes Delorme Partners has also executed or intends to execute letter agreements pursuant to which it agrees to compensate each of Messrs. Toboroff and Cottman (i) $25,000 in cash as soon as reasonably practicable after submission of this letter and (ii) solely in the event that Nanes Delorme Partners withdraws its nomination of any such nominee prior to the Annual Meeting, other than as a result of such nominee failing to provide Nanes Delorme Partners with information which it reasonably requests, an additional $25,000 within ten business days following the date of such withdrawal.

Nanes Delorme Partners, Nanes Balkany Partners LLC, a Delaware limited liability company and the general partner of Nanes Delorme Partners (“Nanes Balkany Partners”), Nanes Balkany Management LLC, a Delaware limited liability company and the investment manager of Nanes Delorme Partners (“Nanes Balkany Management”), Julien Balkany (“Mr. Balkany”) and Daryl Nanes (“Mr. Nanes” and, together with Nanes Delorme Partners, Nanes Balkany Partners, Nanes Balkany Management and Mr. Balkany, the “Nanes-Balkany Group”) are parties to a joint filing agreement, dated March 11, 2008, and have jointly filed a Schedule 13D with respect to the Common Stock.  Reference is made to the Schedule 13D initially filed on March 11, 2008 as it has been and may be amended from time to time, as filed and to be filed with the Securities and Exchange Commission, for information regarding the entities that are or may be deemed to be members in a group described therein, as well as beneficial ownership of shares of Common Stock by members of the Nanes-Balkany Group.

On the date hereof, the Nanes-Balkany Group and Messrs. Toboroff and Cottman (collectively, the “Group”) have entered into the Joint Filing and Solicitation Agreement in which the parties have agreed, among other things, (i) to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of VAALCO, (ii) to solicit proxies or written consents for the election of the Nominees or any other person designated by the parties to the VAALCO Board at the Annual Meeting and (iii) to take such other actions as the parties deem advisable.

Other than as stated herein, there are no arrangements or understandings between Nanes Delorme Partners and each Nominee or any other person or persons pursuant to which the nominations described herein are to be made.

(v)	Name and business address of each of the Nominees:

Name	Business Address
Julien Balkany	c/o Nanes Delorme Partners I LP 230 Park Avenue, 7th Floor New York, NY 10169

Leonard Toboroff	c/o Corinthian Capital Group, LLC 153 East 53rd Street, 59th Floor New York, NY 10021

Clarence Cottman III	c/o Legacy Energy, Inc. 1135 Eugenia Place, Suite C Carpinteria, CA 93013

(vi)	Principal occupation or employment of each of the Nominees:

Julien Balkany, a French citizen, has been serving as a managing member of Nanes Balkany Partners, the general partner of Nanes Delorme Partners, a U.S.-based hedge fund, since January 2008. Nanes Delorme Partners pursues active investments in publicly traded oil and gas exploration and production companies. Concomitantly, Mr. Balkany has been a Managing Director at Nanes Delorme Capital Management LLC, a New York based financial advisory and broker-dealer firm, managing its oil and gas investment banking business, since 2005. Mr. Balkany has executed several hundred million dollars worth of oil & gas transactions on both the buy-side and sell-side. Mr. Balkany's most notable M&A assignments in Africa have included advising Maurel & Prom, Heritage Oil Corp, Afren Plc, Perenco, Vitol, Candax Energy, Carthago Oil, Range Energy and Surestream Petroleum. Before joining Nanes Delorme Partners and Nanes Delorme Capital Management LLC, Mr. Balkany worked at Pierson Capital, a U.S. private investment firm focused primarily on emerging markets, from 2003 to 2005. Prior to that Mr. Balkany gained significant expertise in the Latin America Debt Capital Markets Group of Bear Stearns.  Mr. Balkany studied Political Science at the Institute of Political Studies (France) and Finance at UC Berkeley.  Mr. Balkany is also fluent in French and Spanish.

Leonard Toboroff, a United States citizen, has been serving as a director and Vice Chairman of the Board of Allis-Chalmers Energy Inc., a provider of products and services to the oil and gas industry listed on the NYSE, since May 1989, and served as Executive Vice President from May 1989 until February 2002.  Concurrently, Mr. Toboroff has been an Executive Director of Corinthian Capital Group, LLC, a private equity fund, since October 2005, a director of Engex Corp., a closed-end mutual fund, and a director of NOVT Corporation, a former developer of advanced medical treatments for coronary and vascular disease, since April 2006.  Mr. Toboroff has also been a director of SP Acquisition Holdings Inc., a blank check company managed by Warren G. Lichtenstein and other Steel Partners Group officers, since June 2007.  Mr. Toboroff served as a director and Vice President of Varsity Brands, Inc. (formerly Riddell Sports Inc.), a provider of goods and services to the school spirit industry, from April 1998 until it was sold in September 2003. Mr. Toboroff has previously served as a director of American Bakeries Co., Ameriscribe Corporation and Saratoga Spring Water Co. and has been a practicing attorney continuously since 1961.  Mr. Toboroff is a graduate of Syracuse University and The University of Michigan Law School.

Clarence Cottman III, a United States citizen, has over twenty-five years of experience in the oil and gas industry.  Currently, Mr. Cottman has been the President and Founder of Legacy Energy Inc., a U.S. private oil and gas exploration and production company with assets in Louisiana and California, since 2006, Vice Chairman of PetroFalcon Corp. (ticker: PFC CN), an oil and gas exploration and production company focused on Venezuela and listed on the Toronto Stock Exchange, since 2007, a consultant to Vantage Marketplace (a wholly-owned subsidiary of Goldman Sachs) since 2007, and a private investor in numerous energy ventures.  Mr. Cottman has served as Chief Financial Officer and Director of PetroFalcon Corporation from 1999 until 2006.  From 1997 to 2000, Mr. Cottman was Managing Director of Pacific Oil and Gas LLC.  Prior to co-founding Pacific Oil and Gas LLC, Mr. Cottman was at Benton Oil & Gas from 1989 to 1997 where he held various senior positions including Vice President of Business Development.  Mr. Cottman has also worked for Sun Exploration & Production Company.  Mr. Cottman holds a BA from Rochester Institute of Technology and an MBA from the University of Rhode Island.

(vii)	Class and number of shares of stock of VAALCO which are beneficially owned by each of the Nominees:

Name	Beneficial Ownership of Common Stock*

Julien Balkany	4,700,000

Leonard Toboroff	None

Clarence Cottman III	None

(viii)
Other information relating to each of the Nominees that is required to be disclosed in solicitations of proxies for the election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended:

Each of the Nominees has consented to be named as a nominee in any proxy statement filed by Nanes Delorme Partners in connection with the solicitation of proxies or written consents for the election of the Nominees to the VAALCO Board and to serve as a director of VAALCO, if so elected.  Such consents are attached hereto as Exhibit B.

Please see Exhibit A for information regarding purchases and sales during the past two years by the Nominees and the Nanes-Balkany Group in securities of VAALCO.

Except as set forth in this Notice (including the Exhibits attached hereto), (i) during the last 10 years, no Nominee has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Nominee directly or indirectly beneficially owns any securities of VAALCO; (iii) no Nominee owns any securities of VAALCO which are owned of record but not beneficially; (iv) no Nominee has purchased or sold any securities of VAALCO during the past two years; (v) no part of the purchase price or market value of the securities of VAALCO owned by any Nominee is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Nominee is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of VAALCO, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Nominee owns beneficially, directly or indirectly, any securities of VAALCO; (viii) no Nominee owns beneficially, directly or indirectly, any securities of any parent or subsidiary of VAALCO; (ix) no Nominee or any of his associates was a party to any transaction, or series of similar transactions, since the beginning of VAALCO’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which VAALCO or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; and (x) no Nominee or any of his associates has any arrangement or understanding with any person with respect to any future employment by VAALCO or its affiliates, or with respect to any future transactions to which VAALCO or any of its affiliates will or may be a party.

* As a managing member of Nanes Balkany Partners and Nanes Balkany Management, Mr. Balkany may be deemed to beneficially own the 4,700,000 shares of Common Stock of VAALCO owned by Nanes Delorme Partners.  Mr. Balkany disclaims beneficial ownership of such shares held by Nanes Delorme Partners, except to the extent of his pecuniary interest therein.  As a member of the Group, Messrs. Toboroff and Cottman may be deemed to beneficially own the 4,700,000 shares of Common Stock of VAALCO owned by Nanes Delorme Partners.  Each of Messrs. Toboroff and Cottman disclaim beneficial ownership of such shares.

Nanes Delorme Partners does not have a substantial interest in any matters to be acted upon at the Annual Meeting except as otherwise set forth herein.

Please address any correspondence to our counsel, Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, New York 10022, Attention: Adam Finerman, Esq., telephone (212) 451-2289, facsimile (212) 451-2222.  The giving of this Notice is not an admission that any procedures for notice concerning the nomination of directors to the VAALCO Board are legal, valid or binding, and Nanes Delorme Partners reserves the right to challenge their validity.

Very truly yours,

NANES DELORME PARTNERS I LP

By:	Nanes Balkany Partners LLC
General Partner

By:	/s/ Daryl Nanes
Name: Daryl Nanes
Title: Managing Member

EXHIBIT A

TRANSACTIONS IN SECURITIES OF VAALCO ENERGY, INC.
DURING THE PAST TWO YEARS

Class of Security	Quantity Purchased / (Sold)	Price Per Share ($)	Date of Purchase / Sale

NANES DELORME PARTNERS I LP*
Common Stock	1,000	4.6300	11/28/2007
Common Stock	40,000	4.4432	12/05/2007
Common Stock	45,000	4.5998	12/14/2007
Common Stock	50,000	4.5940	12/17/2007
Common Stock	50,000	4.5948	12/18/2007
Common Stock	50,000	4.7314	12/19/2007
Common Stock	108,000	4.8648	12/20/2007
Common Stock	45,000	4.7796	12/27/2007
Common Stock	200,000	4.6887	12/31/2007
Common Stock	50,000	4.5871	01/02/2008
Common Stock	75,000	4.6810	01/04/2008
Common Stock	100,000	4.5602	01/07/2008
Common Stock	130,000	4.7468	01/08/2008
Common Stock	15,000	4.7434	01/09/2008
Common Stock	25,000	4.7654	01/10/2008
Common Stock	60,000	4.9277	01/11/2008
Common Stock	80,000	4.8779	01/15/2008
Common Stock	1,000	5.0430	01/16/2008
Common Stock	100,000	4.7917	01/18/2008
Common Stock	200,000	4.3459	01/22/2008
Common Stock	200,000	4.1646	01/23/2008
Common Stock	150,000	4.4521	01/24/2008
Common Stock	183,000	4.4643	01/25/2008
Common Stock	325,000	4.6157	01/28/2008
Common Stock	221,000	4.6623	01/29/2008
Common Stock	196,000	4.7365	01/30/2008
Common Stock	20,000	4.3048	02/22/2008
Common Stock	130,000	4.4257	02/27/2008
Common Stock	61,000	4.4376	02/28/2008

* For the period 11/28/07 through 1/30/08, a limited partner of Nanes Delorme Partners I LP purchased 2,700,000 Shares of VAALCO Energy, Inc.  On 2/14/08, the limited partner contributed such Shares, with an aggregate purchase price of approximately $12,558,213, in order to subscribe for and purchase interests in Nanes Delorme Partners I LP.   Nanes Delorme Partners I LP assumed the same cost basis for the contributed shares and valued its contribution at the limited partner’s own cost.

Common Stock	39,000	4.4361	02/29/2008
Common Stock	400,000	4.5100	03/03/2008
Common Stock	490,000	4.5435	03/04/2008
Common Stock	230,000	4.5729	03/05/2008
Common Stock	131,000	4.5466	03/06/2008
Common Stock	248,000	4.5369	03/07/2008
Common Stock	55,000	4.6948	03/10/2008
Common Stock	196,000	4.7588	03/11/2008

NANES BALKANY PARTNERS LLC
None

NANES BALKANY MANAGEMENT LLC
None

JULIEN BALKANY
None

DARYL NANES
None

LEONARD TOBOROFF
None

CLARENCE COTTMAN III
None

EXHIBIT B
NOMINEE CONSENTS

JULIEN BALKANY
230 Park Avenue, 7th Floor
New York, NY 10169
April 11, 2008

VAALCO Energy, Inc.
4600 Post Oak Place, Suite 309
Houston, Texas 77027
Attn: Corporate Secretary

Dear Sir:

You are hereby notified that the undersigned consents to (i) being named as a nominee in the notice provided by Nanes Delorme Partners I LP, a Delaware limited partnership (“Nanes Delorme Partners”) of its intention to nominate the undersigned as a director of VAALCO Energy, Inc. (“VAALCO”) at the 2008 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”), (ii) being named as a nominee in any proxy statement filed by Nanes Delorme Partners in connection with the solicitation of proxies or written consents for election of the undersigned at the Annual Meeting and (iii) serving as a director of VAALCO if elected at the Annual Meeting.

Very truly yours,

/s/ Julien Balkany

Julien Balkany

LEONARD TOBOROFF
153 East 53rd Street, 59th Floor
New York, NY 10021
April 11, 2008

VAALCO Energy, Inc.
4600 Post Oak Place, Suite 309
Houston, Texas 77027
Attn: Corporate Secretary

Dear Sir:

You are hereby notified that the undersigned consents to (i) being named as a nominee in the notice provided by Nanes Delorme Partners I LP, a Delaware limited partnership (“Nanes Delorme Partners”) of its intention to nominate the undersigned as a director of VAALCO Energy, Inc. (“VAALCO”) at the 2008 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”), (ii) being named as a nominee in any proxy statement filed by Nanes Delorme Partners in connection with the solicitation of proxies or written consents for election of the undersigned at the Annual Meeting and (iii) serving as a director of VAALCO if elected at the Annual Meeting.

Very truly yours,

/s/ Leonard Toboroff

Leonard Toboroff

CLARENCE COTTMAN III
1135 Eugenia Place, Suite C
Carpinteria, CA 93013

April 11, 2008

VAALCO Energy, Inc.
4600 Post Oak Place, Suite 309
Houston, Texas 77027
Attn: Corporate Secretary

Dear Sir:

You are hereby notified that the undersigned consents to (i) being named as a nominee in the notice provided by Nanes Delorme Partners I LP, a Delaware limited partnership (“Nanes Delorme Partners”) of its intention to nominate the undersigned as a director of VAALCO Energy, Inc. (“VAALCO”) at the 2008 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”), (ii) being named as a nominee in any proxy statement filed by Nanes Delorme Partners in connection with the solicitation of proxies or written consents for election of the undersigned at the Annual Meeting and (iii) serving as a director of VAALCO if elected at the Annual Meeting.

Very truly yours,

/s/ Clarence Cottman III

Clarence Cottman III